Exhibit 10.44

Notice of Performance Unit Grant

Participant:        [●]
Company:        CoreLogic, Inc. (the “Corporation”)

Notice:	You have been granted a Performance Unit in accordance with the terms of the Plan and the Performance Unit Award Agreement attached hereto.

Type of Award:	Performance Units

Plan:	CoreLogic, Inc. Amended and Restated 2011 Performance Incentive Plan
Grant:            Date of Grant:
Number of Performance Units: [●]
Each Performance Unit has the value of $1
Performance

Period:	Subject to the terms of the Plan and this Agreement, the Performance Period applicable to the Performance Units shall be January 1, 2015 to December 31, 2015.

Performance

Condition:
Your right to the receipt of cash for your Performance Units is conditioned on the Corporation’s achievement of net income (as defined in accordance with generally accepted accounting principles) for 2015 of $50 million or more, determined without regard to (a) amortization relating to acquired intangibles, (b) asset write-downs, (c) litigation or claim judgments or settlements, (d) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (e) any transformation, reorganization and restructuring program effects, (f) extraordinary, unusual and/or nonrecurring items of gain or loss, and (g) foreign exchange gains and losses. This condition is referred to as the “Performance Target.” Within a reasonable time after the determination of whether the Performance Target has been met, the Committee shall determine the final amount of Performance Units to which you shall be entitled, provided that the total amount thereof shall not exceed the amount set forth above. The Committee, in its sole and unfettered discretion, may decrease the number of Performance Units awarded to you at any time prior to the payment thereon.

Rejection:
If you wish to accept this Performance Unit Award, please return this Agreement, executed by you on the last page of this Agreement, at any time within forty-five (45) days after the Date of Grant, to CoreLogic, Inc., 40 Pacifica, Irvine, CA 92618, Attn: Incentive Compensation Plan

Administrator. Do not return a signed copy of this Agreement if you wish to reject this Performance Unit Award. If you do not return a signed copy of this Agreement within forty-five (45) days after the Date of Grant, you will have rejected this Performance Unit Award.

Performance Unit Award Agreement

This Performance Unit Award Agreement (this “Agreement”), dated as of the date of the Notice of Performance Unit Grant attached hereto (the “Grant Notice”), is made between CoreLogic, Inc. (the “Corporation”) and the Participant set forth in the Grant Notice. The Grant Notice is included and made a part of this Agreement.

1.	Definitions.
Capitalized terms used but not defined in this Agreement (including the Grant Notice) have the meaning set forth in the CoreLogic, Inc. 2011 Performance Incentive Plan.
2.    Grant of the Performance Units.
Subject to the provisions of this Agreement and the provisions of the Plan, the Corporation hereby grants to the Participant, pursuant to the Plan, the contingent right to receive in cash an amount equal in value to the performance units set forth in the Grant Notice, as such number of performance units may be reduced by the Committee in its sole and unfettered discretion (the “Performance Units”). Each Performance Unit has a value of $1.
3.    Vesting and Payment of Performance Units.
After the Performance Period (as specified in the Notice of Grant) has ended and provided that the Committee has determined that the Performance Target (as defined in the Notice of Grant) has been achieved, the Participant shall be entitled to receive, and the Corporation shall pay to the Participant, the cash value of the Performance Units; provided, however, that prior to paying to the Participant such cash value, the Committee may, in its sole and unfettered discretion, decrease the amount of Performance Units awarded to the Participant. If the Performance Target is not met, the Participant shall forfeit the Performance Units and the Participant shall not be entitled to any cash payment in connection therewith.
4.    No Right to Continued Employment.
None of the Performance Units nor any terms contained in this Agreement shall confer upon the Participant any express or implied right to be retained in the employ of the Corporation or any Subsidiary or Affiliate for any period, nor restrict in any way the right of the Corporation or any Subsidiary or any Affiliate, which right is hereby expressly reserved, to terminate the Participant’s employment at any time for any reason. For the avoidance of doubt, this Section 4 is not intended to amend or modify any other agreement, including any employment agreement, that may be in existence between the Participant and the Corporation or any Subsidiary or Affiliate.

5.    The Plan.
In consideration for this grant, the Participant agrees to comply with the terms of the Plan and this Agreement. This Agreement is subject to all the terms, provisions and conditions of the Plan, which are incorporated herein by reference, and to such regulations as may from time to time be adopted by the Committee. In the event of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly. The Plan and the prospectus describing the Plan can be found on the Corporation’s HR intranet. A paper copy of the Plan and the prospectus shall be provided to the Participant upon the Participant’s written request to the Corporation at CoreLogic, Inc., 40 Pacifica, Suite 900, Irvine, California 92618, Attention: Incentive Compensation Plan Administrator, or such other address as the Corporation may from time to time specify.
6.    Notices.
All notices by the Participant or the Participant’s assignees shall be addressed to CoreLogic, Inc., 40 Pacifica, Suite 900, Irvine, California 92618, Attention: Incentive Compensation Plan Administrator, or such other address as the Corporation may from time to time specify. All notices to the Participant shall be addressed to the Participant at the Participant’s address in the Corporation's records.
7.    Severability.
In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.
8.    Other Plans.
The Participant acknowledges that any income derived from the Performance Units shall not affect the Participant’s participation in, or benefits under, any other benefit plan or other contract or arrangement maintained by the Corporation or any Subsidiary or Affiliate.

9.    Assignment. Participant may not transfer or assign this Agreement or any part thereof. The Corporation reserves the right to transfer or assign this Agreement to any of its Affiliates.

10.    Clawback Provision.
The Performance Units are subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Performance Units or other cash or property received with respect to the Performance Units.

CORELOGIC, INC.

By:______________________________
Name: Anand Nallathambi
Title: President Chief Executive Officer

Date:______________________________

Acknowledged and agreed as of the Date of Grant:

Signature:    _________________________________

Printed Name:    _________________________________

Date:    _________________________________